Exhibit 10.2

CONSULTANT AGREEMENT

This agreement (the “Agreement”) is entered into as of February 1, 2006 by and between, Mr. Bradley J Carver, an individual residing at 770 Boylston Street, Apartment 15H, Boston, MA 02199, (the “Consultant”) and GlycoGenesys, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Consultant is in the business of providing the type of services to be provided under this Agreement, such services being outside the usual course of the Company’s business; and

WHEREAS, the Company desires to have Consultant exercise his independent judgment in the provisions of the services to be provided under this Agreement; and

WHEREAS, subject to execution of this Agreement by the Consultant and the Company, the Consultant has been designated by the Company to be a consultant to the Company and to serve in such capacity until the earlier of (i) expiration of the Term (as defined below); and (ii) his earlier removal, resignation, incapacity or death; and

WHEREAS, it is a condition to the Consultant’s assuming the position of Consultant that he, and the Company, execute and deliver this Agreement, in order to delineate the general scope of his duties, to ensure the confidentiality of information presented to the Consultant and to protect the relationship of the Company with its employees and customers.

NOW THEREFORE, in consideration of the foregoing premises, and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. CONSULTANT. The Company hereby engages the Consultant to provide services on a full-time basis for a period effective from the date hereof through the earlier of (a) the Consultant’s death or the Company’s CEO’s good faith determination that the Consultant is incapacitated and (b) the termination of this Agreement by the Company or the Consultant, in either case upon 7 days prior written notice for any reason or no reason (that period of time which Consultant serves as a consultant to the Company, pursuant to the foregoing provisions, hereinafter referred to as the “Term”). In connection with his consulting duties to the Company and during the Term, the Consultant agrees to provide requested advice, input and services regarding analytics, manufacturing, clinical studies and such other services as described in, but not limited to, Exhibit A, which may be amended from time to time upon agreement of the Company and the Consultant.

2. COMPENSATION AND REIMBURSEMENTS. In consideration hereto, and in consideration of the Consultant’s agreement to serve as a Consultant to the Company, the Company:

(a) shall pay the Consultant at the rate of $14,000 per month for consulting services, including such pro rata amounts for such partial months in which services are provided; and

(b) shall pay the Consultant’s travel expenses if necessary to perform consulting services provided said expenses are pre-approved by the Company’s CEO; and

(c) shall pay the cost of the Consultant’s health insurance coverage during the Term, such coverage to be provided through the Company’s health insurance plan through what is known as “mini-COBRA”.

The Consultant shall be available to provide services to the Company on a full-time basis. Payment to Consultant shall be made upon the receipt by the Company of an invoice from Consultant. Upon termination of this agreement pursuant to Section 1, the Company shall pay Consultant all sums owing under this Section 2 through the date of termination.

3. CONFIDENTIALITY.

(a) Company Information. The Consultant and the Company have executed a confidentiality agreement dated February 1, 2006 (the “Confidentiality Agreement”) to protect the Company’s interests and rights concerning its confidential and/or proprietary information. Such confidentiality agreement is made a part of this Agreement. All equipment, materials, documents, data, information and suggestions of every kind and description supplied to the Consultant directly or indirectly by the Company or prepared or developed by the Consultant pursuant to this Agreement (except for the Consultant’s procedural manuals, personnel data, and Consultant developed computer software), or resulting from the services provided hereunder shall be the sole and exclusive property of the Company and be treated as Confidential Information (pursuant to this Section 3(a)). The Company shall have the right to make whatever use it deems desirable of any such materials, documents, data and information.

(b) Current and Former Employer Information. The Consultant agrees that, during the Term, he will not improperly use or disclose any confidential or proprietary information or trade secrets of any current or former employers or companies, if any, and he will not bring onto the premises of the Company any unpublished documents or property belonging to any current or former employers or companies, unless: (i) consented to in writing by said employers or companies; and (ii) a copy of such written consent is transmitted to the Company’s CEO prior to any such use or disclosure otherwise prohibited by this Section 3(b).

(c) Third Party Information. The Consultant acknowledges that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Consultant agrees that he owes the Company and such third parties, both during the Term and thereafter, a duty to hold all such third-party confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party), unless expressly authorized in writing to act otherwise by an officer of the Company.

4. NON-SOLICITATION. The Consultant, during the Term and for a period ending one (1) year after the date hereof, shall not directly or indirectly, solicit or encourage any employee or any other person or entity who is a customer or supplier of the Company to terminate, or otherwise interfere in, its then-current relationship with the Company.

5. INVENTIONS AND ORIGINAL WORKS. The Consultant shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, discoveries and works, whether or not patentable or copyrightable, which are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, in the course of performing his duties and responsibilities hereunder or in the course of otherwise rendering any services to the Company or which arise out of or are based upon any Confidential Information (as such term is defined in the Confidentiality Agreement) (collectively, “Proprietary Rights”) and the Consultant hereby assigns and agrees to assign all his interests therein to the Company or its nominee.

Upon the request of the Company and at the Company’s sole expense, discretion and exclusive control, the Consultant shall apply, or assist and cooperate with Company in applying for, patents or other legal protections for any such inventions and discoveries in the United States and all foreign countries (and for any extension, continuation, validation, reissue or renewal thereof). The Consultant agrees to execute all papers necessary therefor, including assignments to the Company or its nominee, without consideration, and also agree without further consideration, to provide such information as may be required by the Company and to assist the Company, or its designees, in the preparation and prosecution of any such invention or discovery.

The Consultant hereby irrevocably appoints the Company as the Consultant’s attorney-in-fact for the purpose of executing the documents in the Consultant’s name as may be necessary or desirable to carry out the purposes of this Section 5.

6. RETURN OF COMPANY DOCUMENTS. The Consultant agrees that upon expiration of the Term, for whatever reason, he will deliver to the Company and will not keep in his possession, or recreate or deliver to anyone else, any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, other documents or property, together with all copies thereof (in whatever form or media) belonging to the Company, its successors or assigns or relating to the Confidential Information; provided that the Consultant may keep a single copy of Confidential Information pursuant to Section 5 of the Confidentiality Agreement.

7. NOTIFICATION. The Consultant hereby consents to the Company’s notification, during and at anytime after the expiration of the Term, of any employer or other applicable third party of his rights and obligations under this Agreement.

8. LEGAL AND EQUITABLE REMEDIES.

(a) The Consultant acknowledges and agrees that the Company would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Consultant agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the subject matter hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

(b) The Company shall indemnify the Consultant for any and all damages, costs, expenses, and other liabilities, including reasonable attorney’s fees and court costs, incurred in connection with any third-party claim, action or proceeding, arising from any breach by the Company, its directors, officers, employees, agents or representatives, of any of its obligations hereunder, provided, however, that the Company shall have no obligation hereunder with respect to any claim, action or proceeding to the extent arising from the negligence or willful misconduct of the Consultant or the breach by the Consultant of any of his obligations under this Agreement. In no event shall the Company’s obligation to indemnify the Consultant be greater than the amount paid and/or due to the Consultant by the Company under this Agreement as of the date of the breach giving rise to such indemnification obligation.

9. RELATIONSHIP TO THE COMPANY. The Consultant is retained only for the purposes and to the extent set forth in this Agreement and it is expressly understood and agreed by the Consultant and the Company that the Consultant shall serve the Company solely as an independent contractor and not as an employee. The Consultant shall perform the services hereunder independent from the Company’s supervisory direction or control. The Consultant shall not have any authority to enter into agreements or commitments on behalf of the Company, except as expressly set forth in a writing executed and delivered by the CEO of the Company, and the Consultant shall not be entitled to receive any payments from the Company by way of compensation, expenses, reimbursements or otherwise, except for the compensation and reimbursements to be paid by the Company as set forth in Section 2 above. Nothing contained herein shall be construed as making the Consultant an affiliate, owner or employee of the Company.

10. PUBLICITY. The Consultant will not originate any publicity, news release or other public announcement, written or oral, relating to this Agreement without the Company’s prior written consent. Neither the Consultant’s name nor that of the Company will be used in any advertising, promotional or sales literature, or other publicity without the prior written approval of the party whose name is to be used; provided, however, that the Consultant hereby consents to the use of the Consultant’s name and to any other disclosure relating to the Consultant’s relationship with the Company or of any agreements between the Consultant and the Company in any filing or other document to the extent reasonably required by securities law.

11. TERMINATION. Subject to the provisions of Section 12 below, this Agreement shall terminate upon expiration of the Term.

12. SURVIVAL.

(a) All terms of this Agreement shall survive the assignment of this Agreement by the Company to any successor in interest or other assignee.

(b) The obligations of the Consultant under Sections 3, 4, 5, 6 and 10, the rights of the Company under Sections 5, 7, 8 and 10, and the provisions of this Section 12, shall survive the termination or expiration of this Agreement.

13. MISCELLANEOUS.

(a) Notices. All notices required or permitted under this Agreement shall be in writing and shall be addressed to the other party at the address set forth below or at such other address or addresses as either party shall designate to the other in accordance with this Section 13(a). All notices shall be sent by registered or certified mail, return receipt requested or by Federal Express or other comparable courier providing proof of delivery and shall be deemed date given and received (i) if mailed, on the third business day following the mailing thereof, or (ii) if sent by courier, the date of its receipt.

If to the Company:	GlycoGenesys, Inc. 31 St. James Avenue, 8th Floor Boston, MA 02116 Attn: John W. Burns

If to the Consultant:	Bradley J Carver 770 Boylston Street, Apartment 15H Boston, MA 02199

(b) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the internal laws of The Commonwealth of Massachusetts, without regard to the conflicts of law principal thereof. The Consultant hereby expressly consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit filed in such court against the Consultant by the Company arising from or relating to this Agreement.

(c) Entire Agreement. This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and the Consultant relating to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter other than the Confidentiality Agreement between the Consultant and the Company referenced in Section 3(a). No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by each of the parties hereto.

(d) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e) Successors and Assigns. This Agreement will be binding upon the Consultant’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

(f) Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(g) Understand Entire Agreement. THE CONSULTANT REPRESENTS AND WARRANTS THAT HE HAS READ AND UNDERSTANDS EACH AND EVERY PROVISION OF THIS AGREEMENT AND FURTHER UNDERSTANDS THAT HE IS FREE TO OBTAIN ADVICE FROM LEGAL COUNSEL OF HIS CHOICE, IF DESIRED, IN ORDER TO INTERPRET ANY AND ALL PROVISIONS OF THIS AGREEMENT AND HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the date first above written.

THE CONSULTANT:	THE COMPANY: GLYCOGENESYS, INC.

/s/ Bradley J Carver	By:	/s/ John W. Burns
Name: Bradley J Carver		Name: John W. Burns
Title: Senior Vice President and CFO

EXHIBIT A

Services Mr. Carver will perform for GlycoGenesys:

•	Assistance with transitional issues associated with management changes.

•	Assistance with clinical trials, relationships with SAB members and site doctors.

•	Assistance with manufacturing and production of GCS-100.

•	Provide advice regarding development of GCS-100.

•	Provide assistance regarding outstanding litigation, including participation in meetings and depositions and providing affidavits.